Exhibit 21

SUBSIDIARIES

The following lists all subsidiaries and affiliates of A. O. Smith Corporation.

Name of Subsidiary	Jurisdiction in Which Incorporated

American Appliance Mfg. Corp.	California

AOS Holding Company	Delaware
A. O. Smith International Corporation	Delaware
American Water Heater Holdings, Inc.	Delaware
Flame Guard Water Heaters, Inc.	Delaware
GSW Holdings, Inc.	Delaware
GSW Industries Inc.	Delaware

American Water Heater Company	Nevada

State Industries, Inc.	Tennessee

A. O. Smith Holdings (Barbados) SRL	Barbados
Winston Park Insurance Company Ltd.	Barbados

A. O. Smith Enterprises Ltd.	Canada

A. O. Smith (China) Investment Co., Ltd.	China
A. O. Smith (China) Water Heater Co., Ltd.	China
A. O. Smith Electrical Products (Changzhou) Co., Ltd.	China
A. O. Smith Electrical Products (Shenzhen) Co., Ltd.	China
A. O. Smith Electrical Products (Suzhou) Co., Ltd.	China
A. O. Smith Electrical Products (Taizhou) Co., Ltd.	China
A. O. Smith Electrical Products (Yueyang) Co., Ltd.	China

A. O. Smith L’eau chaude S.a.r.l.	France

A. O. Smith Warmwasser-Systemtechnik GmbH	Germany

A. O. Smith Electrical Products Limited Liability Company	Hungary

A. O. Smith Water Heating Private Limited	India

A. O. Smith Electric Motors (Ireland) Ltd.	Ireland

A. O. Smith Holdings (Ireland) Ltd.	Ireland

IG-Mex, S. de R.L. de C.V.	Mexico
Motores Electricos de Juarez, S. de R.L. de C.V.	Mexico
Motores Electricos de Monterrey, S. de R.L. de C.V.	Mexico
Productos de Agua, S. de R.L. de C.V.	Mexico
Productos Electricos Aplicados, S. de R.L. de C.V.	Mexico

A.O. Smith Electrical Products B.V.	The Netherlands
A.O. Smith Holdings B.V.	The Netherlands
A.O. Smith Holdings II B.V.	The Netherlands
A.O. Smith International Holdings B.V.	The Netherlands
A.O. Smith Products v.o.f.	The Netherlands
A.O. Smith Water Products Company, B.V.	The Netherlands

A. O. Smith Electrical Products (S.E.A.) Pte Ltd.	Singapore

A. O. Smith Electrical Products Limited	United Kingdom